UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

INTEGRATED RAIL & RESOURCES INC.
(f/k/a Uinta Infrastructure Group Corp.)

(Exact name of registrant as specified in its charter)

Delaware	33-1825873
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 W. MORSE BOULEVARD, SUITE 220 WINTER PARK	32789
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333- 283188 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

(Title of class)

Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed by Integrated & Rail Resources Inc. (the “Company”) to register the Common Stock of the Company, par value $0.0001 per share (the “Common Stock”) and Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share.

STATEMENT OF INCORPORATION BY REFERENCE

The U.S. Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference herein because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part of the information or documents listed below that we have filed with the SEC:

(a)	The description of the Company’s Common Stock and Warrants contained in the Registration Statement on Form S-4, initially filed with the SEC on November 12, 2024, which was declared effective by the SEC on June 6, 2025 (the “Registration Statement”), and all amendments and supplements to such Registration Statement and supplements subsequently filed with the SEC, including any prospectus or prospectus supplement relating thereto filed subsequently pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

Item 2. Exhibits.

List below all exhibits filed as a part of the registration statement:

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Integrated Rail & Resources Inc.
3.2	Amended and Restated Bylaws of Integrated Rail & Resources Inc.
4.1	Warrant Agreement, dated November 11, 2021, by and between Integrated Rail and Resources Acquisition Corp. and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on November 16, 2021, File No. 001-41048).
4.2	Amendment of Warrant Agreement (Warrant Amendment), dated as of December 12, 2025, by and among Integrated Rail and Resources Acquisition Corp., the Registrant and Equiniti Trust Company, LLC.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTEGRATED RAIL & RESOURCES INC. (f/k/a Uinta Infrastructure Group Corp.)

By:	/s/ Brian C. Feldott
Name:	Brian C. Feldott
Title:	Chief Executive Officer

Date: December 18, 2025

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